EXHIBIT 99.1

Platform Specialty Products Corporation Announces Launch of New Incremental Credit Facilities

MIAMI, Jan. 12, 2015 (GLOBE NEWSWIRE) -- Platform Specialty Products Corporation (NYSE:PAH) ("Platform"), a global specialty chemicals company, announced today that it has commenced the syndication process for incremental credit facilities comprised of an incremental term loan denominated in U.S. dollars of up to $1.00 billion, an incremental term loan denominated in Euros of up to €83 million, and an increase to its existing revolving credit facilities of up to $125 million, in each case pursuant to an amendment to its existing senior secured credit agreement.

Platform anticipates using the net proceeds from the new term loans to finance a portion of the acquisition consideration and related fees and expenses of the previously–announced acquisition of Arysta LifeScience Limited ("Arysta"). There can be no assurances that Platform will be successful in its marketing efforts or that it will be able to enter into the new incremental credit facilities. Closing of the incremental credit facilities, which is anticipated to occur in the last week of January 2015, is subject to negotiation and execution of definitive documents and satisfaction of customary closing conditions, including the closing of the previously-announced acquisition of Arysta.

About Platform

Platform is a global producer of high-technology specialty chemicals and provider of technical services. The business involves the manufacture of a broad range of specialty chemicals, created by blending raw materials, and the incorporation of these chemicals into multi-step technological processes. These specialty chemicals and processes are sold into multiple industries including agricultural, electronics, graphic arts, metal and plastic plating, and offshore oil production and drilling. More on Platform is available at www.platformspecialtyproducts.com.

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements regarding Platform's ability to close the proposed Arysta acquisition and Platform's ability to consummate the proposed incremental term loan and the intended use of proceeds of such incremental term loan. Actual results could differ from those projected in any forward-looking statements due to numerous factors, including, among others, market and other general economic conditions and Platform's perception of future availability of equity or debt financing needed to fund its growing business. These forward-looking statements are made as of the date of this press release and are based on management's estimates and assumptions with respect to future events and financial performance. Platform assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ from those projected in such forward-looking statements. A discussion of factors that could cause results to vary is included in Platform's periodic and other reports filed with the Securities and Exchange Commission, including under the heading "Risk Factors" in Platform's annual report on Form 10-K for the fiscal year ended December 31, 2013 and quarterly reports on Form 10-Q for the fiscal quarters ended June 30, 2014 and September 30, 2014.

CONTACT: Source/Investor Relations Contact:
         Benjamin H. Gliklich
         Vice President, Corporate Development, Finance
         and Investor Relations
         Platform Specialty Products Corporation
         +1-561-406-8465

         Media Contacts:
         Liz Cohen
         Weber Shandwick
         +1-212-445-8044

         Kelly Gawlik
         Weber Shandwick
         +1-212-445-8368